Exhibit 12

Bank of Hawaii Corporation and Subsidiaries

Computation of Ratio of Earnings to Fixed Charges (Unaudited)

		Three Months Ended March 31,
(dollars in thousands)		2009 [1]		2008 [1]
Earnings:
Income Before Provision for Income Taxes		$54,607		$80,446
Add:	Fixed Charges Including Interest on Deposits	25,855		42,496
Total Earnings Including Fixed Charges and Interest on Deposits		80,462		122,942
Less:	Interest on Deposits	17,025		27,465
Total Earnings Excluding Interest on Deposits		$63,437		$95,477

Fixed Charges:
Fixed Charges Including Interest on Deposits		$25,855		$42,496
Less:	Interest on Deposits	17,025		27,465
Total Fixed Charges Excluding Interest on Deposits		$8,830		$15,031

[1]

The Company recorded no interest expense on its liabilities established in accordance with FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.”

Ratio of Earnings to Fixed Charges:
Including Interest on Deposits		3.1	x	2.9	x
Excluding Interest on Deposits		7.2	x	6.4	x